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                                                                    EXHIBIT 99.2

                                                      (HELEN OF TROY LETTERHEAD)

                                                               IMMEDIATE RELEASE

                              HELEN OF TROY LIMITED
                      ANNOUNCES SALE OF OWNERSHIP INTEREST
                         IN TACTICA INTERNATIONAL, INC.


         EL PASO, TEXAS, APR. 30 - Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care products, today announced the sale of its 55 percent ownership interest in Tactica International, Inc., to the current operating management of Tactica. Helen of Troy received marketable securities, intellectual properties and the right to tax refunds for its 55 percent ownership interest and secured debt. The Company does not expect a material gain or loss on the sale transaction. Because of Tactica's fourth quarter operating results, Helen of Troy is announcing a revision to its fiscal fourth quarter and year end guidance for the period ended February 29, 2004.

         Net income for the fourth quarter from Helen of Troy's core business activities is expected to be approximately $16.0 million, or $0.50 per diluted share, with the results of Tactica's operations being a net loss in the range of $8.5 to $9.5 million or $(0.26) to $(0.29) per diluted share. Consolidated net earnings for the fourth quarter ended February 29, 2004 are expected to be in a range of $6.5 to $7.5 million, or $0.20 to $0.23 per diluted share. For the full fiscal year, Helen of Troy's core business produced net income of approximately $71.0 million, or $2.27 per diluted share, with Tactica's operations providing a net loss in the range of $10.8 to $11.8 million, or $(0.35) to $(0.38) per diluted share for a consolidated net earnings for the fiscal year ended February 29, 2004 in a range of $59.2 to $60.2 million or $1.89 to $1.93 per diluted share.

         Gerald J. Rubin, Chairman, Chief Executive Officer and President, stated "The sale, announced today, relates to our decision to dispose of our 55 percent interest in Tactica. Unfortunately, Tactica did not fit into the Helen of Troy business model. Selling our interest is the most appropriate course of action to maximize long-term shareholder value, and allows us to concentrate on our very successful operating divisions."

         Our fourth quarter and year end earnings report for the fiscal year ended February 29, 2004, will be released on May 13, 2004 prior to the market opening. A conference call will be held the same day at 11:00AM EST, at which time we will review the continuing operations for the fourth quarter and fiscal year in more detail, as well as provide more detailed expectations for fiscal year 2005.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care


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consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon(R), licensed from The Procter & Gamble Company, Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., Sunbeam(R) licensed from American Household, Inc., Sea Breeze(R), licensed from Shisheido Corporation, and Vitapointe(R) licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy's owned trade names include Brut(R), Vitalis(R), Final Net(R), Ammens(R), Condition 3-in-1(R), Dazey(R), Caruso(R), Karina(R), DCNL(TM), Nandi (TM), Isobel(TM), and WaveRage(R). The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), and Wigo(R) trademarks to the professional beauty salon industry.

This press release contains certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates," "believes", "expects" and other similar words identify forward-looking statements. The forward-looking statements include, but are not limited to, the Company's guidance for fiscal 2004 quarterly and annual financial results and the amount of the financial impact for the sale of the Company's interest in Tactica International, Inc. The anticipated gain or loss on the sale transaction and the Company's guidance on 2004 financial results is a forward-looking statement until such time as the Company announces final financial results for this period. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended February 28, 2003 and Form 10-Q's for the quarters ended May 31, 2003, August 31, 2003, and November 31, 2003.